As filed with the Securities and Exchange Commission on April 29, 2015

Registration No. 333-202138

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mavenir Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1489105
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1700 International Parkway, Suite 200 Richardson, Texas	75081
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2013 Equity Incentive Plan

Amended and Restated 2013 Employee Stock Purchase Plan

(Full title of the plan)

Terry Hungle

Chief Financial Officer

Mavenir Systems, Inc.

1700 International Parkway, Suite 200, Richardson, Texas 75081

(Name and address of agent for service)

(469) 916-4393

(Telephone number, including area code, of agent for service)

Copies to:

Alan Bickerstaff

Andrews Kurth LLP

111 Congress, Suite 1700

Austin, Texas 78701

(512) 320-9200

Indicate by check mark whether the registrant if a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement (File No. 333-202138) (the “Registration Statement”) of Mavenir Systems, Inc. (“Mavenir”).

Mavenir is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by Mavenir pursuant to such Registration Statement.

Pursuant to the agreement and plan of merger (as amended, the “Merger Agreement”), dated as of February 28, 2015, and amended as of April 10, 2015 and April 20, 2015, by and among Mavenir, Mitel Networks Corporation, a Canadian corporation (“Parent”), and Roadster Subsidiary Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), on April 29, 2015, Merger Sub will be merged with and into Mavenir, with Mavenir as the surviving corporation (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, Mavenir is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Mavenir in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Mavenir hereby removes and withdraws from registration any and all securities of Mavenir registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 29th day of April, 2015.

By:	/s/ Terry Hungle
Terry Hungle
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended this Post-Effective Amendment to the registration statement has been signed by the following persons in the capacities indicated on the 29th day of April, 2015.

Signature		Title

* Pardeep Kohli		President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Terry Hungle Terry Hungle		Chief Financial Officer (Principal Financial Officer)

* David Lunday		Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

* Benjamin L. Scott		Chairman of the Board

* Jeffrey P. McCarthy		Director

* Vivek Mehra		Director

* Hubert de Pesquidoux		Director

* Venu Shamapant		Director

* Ammar H. Hanafi		Director

*By:	/s/ Terry Hungle Terry Hungle	Attorney-in-fact

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